Exhibit 4.1

SECOND SUPPLEMENTAL INDENTURE

Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of June 27, 2012, among Interline Brands, Inc., a New Jersey corporation (the “Issuer”), Interline Brands, Inc., a Delaware corporation (“Parent”), the Subsidiary Guarantors (as defined in the Indenture referred to below and together with Parent, the “Note Guarantors”) listed on the signature pages hereto and Wells Fargo Bank, National Association, as Trustee (as defined in the Indenture).

W I T N E S S E T H

WHEREAS, the Issuer and the Note Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended by the First Supplemental Indenture, dated June 19, 2012, among the Issuer, Parent, the Subsidiary Guarantors party thereto and the Trustee, the “Indenture”), dated as of November 16, 2010, providing for the issuance of an unlimited aggregate principal amount of 7.00% Senior Subordinated Notes due 2018 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that, notwithstanding Section 9.01 of the Indenture as referred to below, the Issuer and the Trustee may amend any provision of the Indenture without notice to or consent of any Holder (as defined in the Indenture), to add to the covenants of the Issuer, Parent or a Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer, Parent or a Subsidiary Guarantor or to make any change that does not adversely affect the rights of any Holder under the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Issuer and the Trustee may amend other provisions of the Indenture with the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and execute a supplemental indenture;

WHEREAS, on May 29, 2012, Parent entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) with Isabelle Holding Company Inc., which will be owned at the closing of the transactions contemplated by the Merger Agreement by GS Capital Partners VI Fund, L.P., P2 Capital Master Fund I, L.P. and their respective Affiliates and certain other minority investors, and Isabelle Acquisition Sub Inc. (“Merger Sub”) pursuant to which Merger Sub (or any successor entity) will merge with and into Parent, with Parent continuing as the surviving entity (the “Merger”);

WHEREAS, the Issuer solicited, and has received, consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated June 21, 2012 (the “Consent Solicitation Statement”), from Holders representing at least a majority in aggregate principal amount of its outstanding Notes to the amendments contemplated hereby;

WHEREAS, it is provided in Section 9.04 of the Indenture that a supplemental indenture becomes effective in accordance with its terms and thereafter binds every Holder;

WHEREAS the Issuer desires to execute this Second Supplemental Indenture embodying the modifications of the Indenture made and approved as aforesaid and has requested that the Trustee execute this Second Supplemental Indenture pursuant to Section 9.06 of the Indenture;

WHEREAS the Board of Directors of the Issuer has authorized the Issuer to enter into this Second Supplemental Indenture for the purpose of embodying the modification of the Indenture made and approved as aforesaid; and

WHEREAS the Issuer represents that all acts and things necessary have happened, been done, and been performed, to make this Second Supplemental Indenture a valid and binding instrument, in accordance with its terms.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

SECTION 1.                    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 2.                    Amendments. From and including the Merger Date (as defined below), the following amendments to the Indenture shall apply:

(a)                                        Section 1.01 of the Indenture is amended as follows:

(i)                  The definition of “Change of Control” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Change of Control” means the occurrence of any of the following events:

(1)                            any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of Interline Delaware (including, without limitation, pursuant to a merger or consolidation);

(2)                            individuals who on the Issue Date constituted the Board of Directors of Interline Delaware (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of Interline Delaware was approved by a vote of a majority of the directors of Interline Delaware then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors then in office;

(3)                            the adoption of a plan relating to the liquidation or dissolution of Interline Delaware;

(4)                            the sale of all or substantially all the assets of Interline Delaware (determined on a consolidated basis) to another Person other than (i) a Permitted Holder or (ii) a transaction following which each transferee becomes an obligor or guarantor in respect of the Notes and a Subsidiary of the transferor of such assets; or

(5)                            Interline Delaware, together with its wholly owned Subsidiaries, ceases to own 100% of the Voting Stock of the Issuer for any reason (other than the merger or consolidation of Interline Delaware and the Issuer with or into each other).

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of securities that it has the right to acquire pursuant to a stock purchase agreement, merger agreement or other similar agreement until such time as such Person’s right to acquire such securities pursuant to such agreement is no longer subject to conditions that are beyond the control of such Person.

For purposes of this definition, (i) any direct or indirect holding company of the Issuer (including Interline Delaware) shall not itself be considered a “person” for purposes of clause (1) above, provided that no “person”, other than one or more Permitted Holders, beneficially owns, directly or indirectly, more than 50% of the Voting Stock of such holding company and (ii) no Change of Control pursuant to clause (4) above shall be deemed to have occurred solely as the result of a transfer of assets among the Issuer and the Guarantors.

Notwithstanding the foregoing, the occurrence of a transaction that would be considered a Change of Control but for the operation of clause (i) of the immediately preceding paragraph shall be considered a Change of Control to the extent such transaction is accompanied by a Ratings Decline.

(ii)                     A definition of “Merger Date” is hereby added in Section 1.01 of the Indenture as follows:

“Merger Date” means the date on which Isabelle Acquisition Sub Inc. (or any successor entity) merges with and into Interline Delaware, with Interline Delaware continuing as the surviving entity, pursuant to the Agreement and Plan of Merger, dated May 29, 2012, as amended, among Isabelle Holding Company, Inc., Isabelle Acquisition Sub Inc. and Interline Delaware.

(iii)                       A definition of “Permitted Holders” is hereby added in Section 1.01 of the Indenture as follows:

“Permitted Holders” means (i) GS Capital Partners VI, L.P., P2 Capital Master Fund I, L.P. and their respective Affiliates ( the “New Sponsors”) and members of management who are holders of Capital Stock of the Issuer, Interline Delaware or a direct or indirect parent of the Issuer and (ii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, the New Sponsors and such members of management, collectively, have beneficial ownership of more than 50% of the total direct or indirect voting power of the Voting Stock of the Issuer or any of its direct or indirect parents.

(iv)                          A definition of “Permitted Liens” is hereby added in Section 1.01 of the Indenture as follows:

“Permitted Liens” means, with respect to any Person:

(1)                            Liens securing the Notes and the related Subsidiary Guaranties;

(2)                            Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that is permitted to be incurred pursuant to clause (1) of Section 4.08(b);

(3)                            Liens securing Indebtedness permitted to be incurred pursuant to clause (11), (13) or (15) of Section 4.08(b); provided that Liens securing Indebtedness permitted to be incurred pursuant to (x) clause (11) extend only to the property or equipment being purchased, leased or improved, and (y) clause (13) extend only to the assets of Foreign Subsidiaries;

(4)                            Liens existing on the Merger Date (other than Liens in favor of the lenders under the Credit Agreement);

(5)                            Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of the Restricted Subsidiaries (other than after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose);

(6)                            Liens on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Issuer or any of the Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of the Restricted Subsidiaries (other than after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose);

(7)                            Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.08;

(8)                            Liens securing Hedging Obligations so long as related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same property securing such Hedging Obligations;

(9)                            Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer and the Restricted Subsidiaries in the ordinary course of business;

(10)                      Liens in favor of the Issuer or any Subsidiary Guarantor;

(11)                      Liens on accounts receivable and related assets incurred in connection with a Qualified Receivables Transaction;

(12)                      Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (3), (4), (5) and (6); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (including after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose), plus improvements on such property, and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (3), (4), (5) and (6) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(13)                      other Liens securing obligations (including Indebtedness) which obligations do not exceed $15.0 million at any one time outstanding;

(14)                      Liens with respect to the assets of a Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with Section 4.08;

(15)                      Liens on the Capital Stock of Unrestricted Subsidiaries;

(16)                      (a) Liens securing Indebtedness (and Obligations in respect thereof) permitted to be incurred under this Indenture; provided that (as of the date of incurrence of any such Indebtedness and after giving pro forma effect to the application of the net proceeds therefrom), the Secured Debt Ratio does not exceed 2.25 to 1.0, and (b) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien incurred pursuant to subclause (a), provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (including after-acquired property to the extent it would have been subject to a Lien in respect of the arrangements under which such Liens arose), plus improvements on such property, and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described in subclause (a) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17)                      Liens incurred or pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and employee health and disability benefits, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(18)                      Liens to secure the performance of bids, tenders, completion guarantees, public or statutory obligations, surety or appeal bonds, bid leases, performance bonds, reimbursement obligations under letters of credit that do not constitute Indebtedness or other obligations of a like nature, and deposits as security for contested taxes or for the payment of rent, in each case incurred in the ordinary course of business;

(19)                      Liens for taxes, assessments or governmental charges or claims that are not yet overdue by more than 30 days or that are payable or subject to penalties for nonpayment or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision required under GAAP has been made therefor;

(20)                      carriers’, warehouseman’s, landlords’, mechanics’, suppliers’, materialmen’s and repairmen’s and similar Liens, or Liens in favor of customers or revenue authorities or freight forwarders or handlers to secure payment of customs duties, in each case (whether imposed by law or agreement) incurred in the ordinary course of business;

(21)                      licenses, entitlements, servitudes, easements, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, rights of others to use sewers, electric lines and telegraph and telephone lines, minor imperfections of title, minor survey defects, minor encumbrances or other similar restrictions on the use of any real property, including zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business, that were not incurred in connection with Indebtedness and do not, in the aggregate, materially diminish the value of said properties or materially interfere with their use in the operation of the business of the Issuer or any of its Restricted Subsidiaries;

(22)                      leases, subleases, licenses, sublicenses or other occupancy agreements granted to others in the ordinary course of business which do not secure any Indebtedness and which do not materially interfere with the ordinary course of business of the Issuer or any of its Restricted Subsidiaries;

(23)                      with respect to any leasehold interest where the Issuer or any Restricted Subsidiary of the Issuer is a lessee, tenant, subtenant or other occupant, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or sub-landlord of such leased real property encumbering such landlord’s or sub-landlord’s interest in such leased real property;

(24)                      Liens (i) of a collection bank arising under Section 4-210 of the New York Uniform Commercial Code on items in the course of collection, (ii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) within general parameters customary in the banking industry or (iii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business;

(25)                      Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(8), so long as such Liens are adequately bonded and appropriate legal proceedings that may have been duly initiated for such judgment have not been finally terminated or the period within which such proceedings may be initiated not expired;

(26)                      deposits made in the ordinary course of business to secure liability to insurance carriers;

(27)                      Liens arising out of conditional sale, title retention, consignment or similar arrangements, or that are contractual rights of set-off, relating to the sale or purchase of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(28)                      Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29)                      Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement not prohibited by this Indenture;

(30)                      Liens upon specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)                      any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement with respect to such joint venture or similar arrangement;

(32)                      Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; and

(33)                      Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, credit card, depository and cash management services or any automated clearing house transfers of funds.

The Issuer may classify (or later reclassify) any Lien in any one or more of the above categories in any order (including in part in one category and in part another category).

(i)             A definition of “Secured Debt Ratio” is hereby added in Section 1.01 of the Indenture as follows:

“Secured Debt Ratio” means the ratio of (i)(A) as of any date of determination, consolidated Indebtedness of the Issuer and its Restricted Subsidiaries (other than intercompany Indebtedness between or among the Issuer and any of the Subsidiary Guarantors) outstanding as of that date that is secured by a Lien on any assets of the Issuer or any Restricted Subsidiary (other than property or assets held in a defeasance or similar trust arrangement for the benefit of the Indebtedness secured thereby) minus (B) cash and cash equivalents of the Issuer and its Restricted Subsidiaries as of such date of determination (with respect to which the Company may, at its option, rely on cash and cash equivalents reflected on the most recent internal balance sheet then available as of such date of determination) but in any event excluding the net cash proceeds, as of such date of determination, from transactions constituting an Asset Disposition pending their application in accordance with Section 4.11 of this Indenture or from the Indebtedness being incurred as of the date of determination secured by Liens incurred in reliance on clause (16) of the definition of Permitted Liens (other than to the extent such Indebtedness is being incurred for working capital or general corporate purposes), to (ii) the aggregate amount of EBITDA for the Reference Period with such adjustments to EBITDA as are consistent with the adjustment provisions set forth in the definition of “Consolidated Coverage Ratio”.  For purposes of this calculation, the amount of Indebtedness outstanding as of any date of determination shall not include any Hedging Obligations that are incurred for non-speculative purposes.

(ii)                      The definition of “Senior Indebtedness” in Section 1.01 of the Indenture is hereby amended by adding at the end of clause (1) thereof the words “, that is outstanding immediately prior to the Merger Date (including any amendment or modification to such Indebtedness after the Merger Date).”

(b)                                 Commencing on the Merger Date, (i) the interest rate on the Notes under the Indenture is hereby increased from 7.00% to 7.50% per annum, and (ii) the Indenture and Exhibits B through F thereto are hereby amended by replacing the text “7.00%” with the text “7.50%” in each place where it appears (other than in clauses (a) and (b) of the recitals of the Indenture).

(c)                                  Section 3.08(c) of the Indenture is hereby deleted in its entirety and replaced with the following:

“On and after November 15, 2013, the Issuer shall be entitled at its option to redeem all or a portion of the Notes upon not less than 30 days’ nor more than 60 days’ notice, at the Redemption Prices (expressed in percentages of principal amount on the Redemption Date), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2013	105.625%
2014	103.750%
2015	103.750%
2016	103.750%
2017 and thereafter	100.000%

(d)                                 Section 4.11(a)(3)(A) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(A)          First, to the extent the Issuer elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Indebtedness of the Issuer or a Subsidiary Guarantor that is secured by a Lien or Indebtedness (other than any Preferred Stock or Disqualified Stock) of a Wholly Owned Subsidiary that is not a Subsidiary Guarantor (in each case other than Indebtedness owed to the Issuer or an Affiliate of the Issuer) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;”

(e)                                  Section 4.11(a)(3)(C) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(C)           Third, to the extent of the balance of such Net Available Cash after application in accordance with Section 4.11(a)(3)(A) and (B), to make an offer to Holders (and to holders of unsecured Indebtedness or other Senior Subordinated Indebtedness (but excluding Subordinated Obligations of the Issuer or a Subsidiary Guarantor, to the extent designated by the Issuer) to purchase Notes (and such Indebtedness of the Issuer)) pursuant to and subject to the conditions contained in this Indenture and the terms of such Indebtedness; and”

(f)                                    The penultimate paragraph of Section 4.11(a) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing provisions of this Section 4.11, the Issuer and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this Section 4.11 except to the extent that the aggregate Net Available Cash from all Asset Dispositions on or after the Issue Date which is not applied in accordance with this Section 4.11, exceeds $15.0 million.  Pending application of Net Available Cash pursuant to this Section 4.11, the Issuer (or the applicable Restricted Subsidiary) may temporarily reduce Indebtedness of the Issuer or a Subsidiary Guarantor that is secured by a Lien or otherwise invest such Net Available Cash in any manner that is not prohibited by this Indenture. Following the entering into of a binding agreement with respect to an Asset Disposition and prior to the consummation thereof, cash or Temporary Cash Investments (whether or not actual Net Available Cash related to such Asset Disposition) used for the purposes described in clauses (A) through (C) above that are designated as used in accordance therewith, and not previously or subsequently so designated in respect of any other Asset Disposition, shall be deemed to be Net Available Cash applied in accordance therewith.”

(g)                                 Section 4.15 of the Indenture is hereby deleted in its entirety and replaced with the following:

“Notwithstanding Sections 4.08(a) and (b), neither the Issuer nor any Subsidiary Guarantor will Incur any Indebtedness if such Indebtedness is subordinate or junior in right of payment in any respect to any Senior Indebtedness of the Issuer or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Issuer or such Subsidiary Guarantor, as applicable.”

(h)                                 A new Section 4.16 is hereby added to the Indenture as follows:

“SECTION 4.16.           Limitation on Liens.

The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related guarantee, on any asset or property of the Issuer or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless contemporaneously therewith such Person makes effective provision to secure the Notes equally and ratably with (or on a senior basis to, in the case of a Lien securing Indebtedness that constitutes Subordinated Obligations) such Indebtedness for so long as such Indebtedness is outstanding and is secured by a Lien.”

(i)                                     Commencing on the Merger Date, Exhibit A to the Indenture is hereby amended by replacing such exhibit with Exhibit A attached to this Second Supplemental Indenture

SECTION 3.                    Replacement of Global Note. If necessary, the Issuer and the Trustee agree to take any and all actions necessary to replace the Global Note currently held by the Depositary in the name of CEDE & CO. with a new Global Note in the form set forth in Exhibit A attached hereto.

SECTION 4.                    Effective Date. This Second Supplemental Indenture shall become effective on the date hereof.

SECTION 5.                    Reversal. If the Merger is not consummated on or prior to November 29, 2012 as such date may be extended pursuant to the Merger Agreement (the “Merger Outside Date”), the amendments specified in Section 2 of this Supplemental Indenture shall no longer be part of the Indenture and shall be of no further effect.

SECTION 6.                    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS TO THE EXTENT THAT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 7.                    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Second Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Second Supplemental Indenture as to parties hereto and may be used in lieu of the original Second Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 8.                    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 9.                    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuer and the Notes Guarantors.

SECTION 10.              Ratification of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 11.              Severability. In case any provision in this Second Supplemental Indenture, the Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.              Successors. All agreements of the Issuer in this Second Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors. All agreements of each Note Guarantor in this Second Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date first above written.

SIGNATURES

INTERLINE BRANDS, INC., a New Jersey corporation

By:	/s/ Michael Agliata
	Name:	Michael Agliata
	Title:	Vice President, General Counsel and Secretary

INTERLINE BRANDS, INC., a Delaware corporation

By:	/s/ Michael Agliata
	Name:	Michael Agliata
	Title:	Vice President, General Counsel and Secretary

WILMAR HOLDINGS, INC.., a Delaware corporation

By:	/s/ Johan A. Ebner
	Name:	John A. Ebner
	Title:	President

WILMAR FINANCIAL, INC., a Delaware corporation

By:	/s/ John A. Ebner
	Name:	John A. Ebner
	Title:	President

GLENWOOD ACQUISITION LLC, a Delaware limited liability company

By:	Interline Brands, Inc.

By:	/s/ Michael Agliata
	Name:	Michael Agliata
	Title:	Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

EXHIBIT A

FORM OF NOTE

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

INTERLINE BRANDS, INC.

7.50% Senior Subordinated Notes due 2018

CUSIP No.(1)

ISIN(2)

No. [ ]	$[ ]

INTERLINE BRANDS, INC., a New Jersey corporation (the “Issuer”), for value received promises to pay to CEDE & CO. or its registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] of [                         ] on November 15, 2018.

Interest Payment Dates:  May 15 and November 15, commencing [      ].

Record Dates:  May 1 and November 1.

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

(1)         144A CUSIP:  [45874Q AA8]

Reg. S CUSIP:  [U4586G AA3]

IAI CUSIP: [45874Q AC4]

(2)         144A ISIN:  [US45874QAA85]

Reg. S ISIN:  [USU4586GAA32]

IAI CUSIP: [US45874QAC42]

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officer.

INTERLINE BRANDS, INC., a New Jersey corporation

By:
Name:
	Title:	Authorized Agent

[FORM OF TRUSTEE’S CERTIFICATE OF AUTHENTICATION]

This is one of the 7.50% Senior Subordinated Notes due 2018 described in the within-mentioned Indenture.

Dated:  [          ]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse of Note)

7.50% Senior Subordinated Notes due 2018

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1.  Interest.  INTERLINE BRANDS, INC., a New Jersey corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, the “Issuer”), promises to pay interest on the principal amount of this Note at 7.50% per annum from [      ] until maturity.  The Issuer will pay interest semi-annually on May 15 and November 15 of each year (each, an “Interest Payment Date”), commencing [      ].  Interest on the Notes will accrue from [      ] and, thereafter, from the most recent date to which interest has been paid or; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful.  The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.  Interest will be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.  Method of Payment.  The Issuer will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the May 1 or November 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture (as defined below) with respect to defaulted interest.  The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The Issuer shall pay principal, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”).  Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the Notes not issued in global form at their respective addresses set forth in the register of Holders of Notes.  Until otherwise designated by the Issuer, the Issuer’s office or agency for payment will be the office of the Trustee maintained for such purpose.  Any payment required to be made with respect to this Note on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day, and interest shall not accrue for the period from and after such date to the date of payment.

SECTION 3.  Paying Agent and Registrar.  Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer or any of its Subsidiaries may act in any such capacity.

SECTION 4.  Indenture.  The Issuer issued the Notes under an Indenture dated as of November 16, 2010 (the “Indenture”) by and among the Issuer, the Guarantors and the Trustee, as amended.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “TIA”).  The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The payment by the Issuer of the principal of, and premium and interest on, the Notes is fully and unconditionally guaranteed on a joint and several senior subordinated basis by each of the Guarantors to the extent set forth in the Indenture.

SECTION 5.  Optional Redemption.  Prior to November 15, 2013, the Issuer shall be entitled at its option to redeem all, but not less than all, of the Notes at a Redemption Price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 days nor more than 60 days prior to the Redemption Date.

On and after November 15, 2013, the Issuer shall be entitled at its option to redeem all or a portion of the Notes upon not less than 30 days’ nor more than 60 days’ notice, at the Redemption Prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2013	105.625%
2014	103.750%
2015	103.750%
2016	103.750%
2017 and thereafter	100.000%

SECTION 6.  Optional Redemption upon Public Offering.  Prior to November 15, 2013, the Issuer may at its option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a Redemption Price (expressed as a percentage of the principal amount) of 107.000%, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds from one or more Equity Offerings; provided, however, that

(i)           at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Issuer or its Affiliates); and

(ii)          each such redemption occurs within 90 days after the date of consummation of the related Equity Offering.

SECTION 7.  Mandatory Redemption.  For the avoidance of doubt, an offer to purchase pursuant to Section 8 hereof shall not be deemed a redemption.  The Issuer shall not be required to make mandatory redemption payments or sinking fund payments with respect to the Notes.

SECTION 8.  Repurchase at Option of Holder.  Upon the occurrence of a Change of Control, and subject to certain conditions set forth in the Indenture, the Issuer will be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase (subject to the right of Holders to receive interest due on the relevant Interest Payment Date).

The Issuer is, under certain circumstances, obligated to make an offer to purchase Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase, with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

SECTION 9.  Notice of Redemption.  Notice of redemption will be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address.  Notes in denominations larger than $2,000 may be redeemed in part.  If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.  A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.  On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

SECTION 10.  Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer or the Registrar is not required to transfer or exchange any Note selected for redemption.  Also, the Issuer or the Registrar are not required to transfer or exchange any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

SECTION 11.  Subordination.  The Notes and the Guaranties are subordinated to Senior Indebtedness of the Issuer and the Guarantors on the terms and subject to the conditions set forth in the Indenture.  To the extent provided in the Indenture, Senior Indebtedness must be paid before the Notes and Guaranties may be paid.  The Issuer and the Guarantors agree, and each Holder by accepting a Note agrees, to the subordination provisions contained in the Indenture and authorizes the Trustee to give it effect and appoints the Trustee as attorney-in-fact for such purpose.

SECTION 12.  Persons Deemed Owners.  The registered Holder of a Note may be treated as its owner for all purposes.

SECTION 13.  Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.  Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes, to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, provide for uncertificated Notes in addition to certificated Notes, comply with any requirements of the SEC in connection with the qualification of the Indenture under the TIA, or make any change that does not adversely affect the rights of any Holder of a Note.

SECTION 14.  Defaults and Remedies.  If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare by notice to the Issuer all the Notes to be due and payable immediately.  Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Issuer or any Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.  The Holders of a majority in principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of principal of, premium, if any, or interest on the Notes.

SECTION 15.  Restrictive Covenants.  The Indenture contains certain covenants that, among other things, limit the ability of the Issuer and its Restricted Subsidiaries to Incur indebtedness, to Incur Liens, to make restricted payments, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuer, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates.  The limitations are subject to a number of important qualifications and exceptions.  The Issuer must annually report to the Trustee on compliance with such limitations.

SECTION 16.  Discharge and Defeasance.  Subject to certain conditions, the Issuer at any time shall be entitled to terminate some or all of its obligations under the Notes and the Indenture, and the obligations of the Guarantors under their Guaranties, if the Issuer deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be.

SECTION 17.  No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, if any, as such, shall have any liability for any obligations of the Issuer or the Guarantors, if any, under the Notes, the Indenture, the Guarantors’ Guaranties or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

SECTION 18.  Trustee Dealings with the Issuer.  The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer, its Subsidiaries or their respective Affiliates as if it were not the Trustee.

SECTION 19.  Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 20.  Abbreviations.  Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 21.  CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 23.  Governing Law.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture.

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint agent to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

In connection with any transfer of this Note occurring prior to the date which is the earlier of (i) the date of the declaration by the SEC of the effectiveness of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering resales of this Note (which effectiveness shall not have been suspended or terminated at the date of the transfer) and (ii) the date following the second anniversary of the original issuance of this Note, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer:

Check One

(1)                                 ☐                                    to Interline Delaware, the Issuer or a subsidiary thereof; or

(2)                                 ☐                                    pursuant to and in compliance with Rule 144A under the Securities Act; or

(3)                                 ☐                                    outside the United States to a non-U.S. person in compliance with Rule 904 of Regulation S under the Securities Act; or

(4)                                 ☐                                    pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(5)                                 ☐                                    pursuant to an effective registration statement under the Securities Act;

(6)                                 ☐                                    to an Institutional Accredited Investor and pursuant to another available exemption from the registration statement requirements of the Securities Act of 1933; or

(7)                                 ☐                                    pursuant to another available exemption from the registration statement requirements of the Securities Act of 1933;

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Issuer as defined in Rule 144 under the Securities Act (an “Affiliate”):

☐                                    The transferee is an Affiliate of the Issuer.

Unless one of items (1) through (7) is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if item (3), (4) or (7) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions (in the case of item (4) or (7)), certifications (including an investment letter in the case of item (4)) and other information as the Trustee or the Issuer have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing items are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.07 or Section 4.11 of the Indenture, check the appropriate box:

Section 4.07 ☐                                                                                                      Section 4.11 ☐

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.07 or Section 4.11 of the Indenture, state the amount:  $

Dated:	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor program reasonably acceptable to the Trustee)

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                      .  The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or custodian

*  This schedule should be included only if the Note is issued in global form.